UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 8, 2022 (November 8, 2022)

View, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39470	84-3235065
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

195 South Milpitas Blvd.

Milpitas, California, 95035

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (408) 263-9200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	VIEW	The Nasdaq Global Market
Redeemable warrants, exercisable for Class A common stock at an exercise price of $11.50 per share	VIEWW	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 8, 2022, the board of directors (the “Board”) of View, Inc. (the “Company”), upon the recommendation of the Nominating and Corporate Governance Committee, appointed Scott Rechler to the Board, effective immediately. Mr. Rechler was appointed as an additional member of the Board and the number of directors of the Board will increase from five to six members. Mr. Rechler will also serve as Vice-Chairman of the Board, and will serve until the 2022 annual meeting of stockholders and until his respective successor is duly elected and qualified, or until his earlier resignation, death or removal.

As previously disclosed, on October 25, 2022, the Company and RXR FP Services LLC (“RXR FP”) entered into an Agreement for Strategic Planning and Consulting Services (the “Strategic Agreement”), pursuant to which RXR FP was appointed to render strategic planning and consulting services to the Company. Pursuant to the Strategic Agreement, RXR FP was given the right to designate one member of the Board, which designee shall be the Vice-Chairperson of the Board, until the earlier of (i) the fifth annual meeting of stockholders of the Company following the date of the Strategic Agreement and (ii) the end of the term of the Strategic Agreement. Mr. Rechler was selected as a director and as Vice-Chairperson of the Board pursuant to such arrangement between the Company and RXR FP.

Mr. Rechler, age 55, is a prominent leader in the real estate industry, with more than 30 years of real estate experience. Mr. Rechler has served as the Chief Executive Officer and Chairman of RXR since January 2007. From 2011 to 2016, Mr. Rechler served on the Board of Commissioners as Vice Chairman for the Port Authority of New York and New Jersey. He later served on the Board of the New York Metropolitan Transportation Authority (MTA) from 2017 to 2019. In November 2021, Mr. Rechler was elected to the Board of Directors of the Federal Reserve Bank of New York to serve the remainder of an existing term. He was re-elected to a 3-year term at the end of December 2021.

In addition to his role at RXR, Mr. Rechler currently serves as chair of the Regional Plan Association, trustee and Vice Chair of the National September 11 Memorial and Museum at the World Trade Center, member of the Real Estate Board of New York (REBNY), Chair of The Feinstein Institute for Medical Research and member of the Board of Trustees at Northwell Health, and a member of the NYU Real Estate Institute Advisory Committee. Mr. Rechler also serves on the Board of the Tribeca Film Institute, where he serves as its Co-Chair, and he also serves on the Board of the Drum Major Institute, Convene, Kitchen United, and the Hospital for Special Surgery. Mr. Rechler has also served as Chairman and CEO of RXR Acquisition Corp. (NASDAQ: RXRA) since January 2021. He previously was the Chairman and Chief Executive Officer of Reckson Associates Realty Corp. (NYSE: RA) and served on the Board of Directors of American Campus Communities, Inc. (NYSE: ACC). Mr. Rechler is a graduate of Clark University and the New York University Schack Institute.

Mr. Rechler may also receive reimbursement for reasonable expenses incurred by him in connection with his service to the Company and attendance of Board meetings. Mr. Rechler will be subject to the corporate policies of the Company during the term of his Board membership with the Company. Mr. Rechler will also enter into the Company’s standard form indemnification agreement.

Related Party Transactions

Private Placement of 6.00% / 9.00% Convertible Senior PIK Toggle Notes due 2027

As previously disclosed, on October 25, 2022, the Company entered into an Investment Agreement (the “Investment Agreement”) with the Purchasers (as defined in the Investment Agreement), including entities affiliated with RXR, USAA Real Estate, Anson Funds and BNP Paribas Asset Management, relating to the sale by the Company to the Purchasers of $200.0 million aggregate principal amount of the Company’s 6.00% / 9.00% Convertible Senior PIK Toggle Notes due 2027 (the “Notes”), which sale was completed on October 26, 2022. The gross proceeds from the sale of the Notes were approximately $200.0 million, prior to deducting fees and estimated offering expenses. Entities affiliated with RXR purchased $107,927,000 aggregate principal amount of the Notes.

The Notes were issued pursuant to an indenture (the “Indenture”), dated as of October 26, 2022, by and between the Company and Wilmington Trust, National Association, as trustee. The Notes are senior, unsecured obligations of the Company, bearing interest at a rate of 6.00% per annum, to the extent paid in cash (“Cash Interest”), and 9.00% per annum, to the extent paid in kind through an increase in the principal amount of the Notes (“PIK Interest”). The Company can elect to make any interest payment through Cash Interest, PIK Interest or any combination thereof. Any PIK Interest will be paid by issuing notes (“PIK Notes”) in the form of physical notes. Such PIK Notes will bear interest from and after the date of such PIK Interest payment. Interest on the Notes is payable semi-annually in arrears on April 1 and October 1, commencing on April 1, 2023. It is expected that the Notes will mature on October 1, 2027, unless redeemed, repurchased or converted in accordance with their terms prior to such date. The Notes are convertible at an initial conversion rate equal to 747.6636, subject to certain adjustments as provided in the Indenture. All conversions will be subject to an increased conversion rate in accordance with the Indenture, based on the Conversion Date (as defined in the Indenture).

Strategic Agreement & Warrant Agreements

As previously disclosed, and as described above, on October 25, 2022, the Company and RXR FP entered into the Strategic Agreement. In consideration of RXR FP’s performance of its obligations under the Strategic Agreement, the Company agreed to issue to RXR FP warrants (the “Warrants”) to purchase, in the aggregate, 9,511,128 shares of the Company’s Class A common stock, par value $0.0001 per share (“Common Stock”). On October 25, 2022, the Company issued the Warrants to RXR FP pursuant to certain Common Stock Purchase Warrant Agreements (the “Warrant Agreements”). The shares underlying the Warrants vest in equal tranches over the three-year period following the initial issuance date of the Warrants, with one-third of such shares vesting each year on the anniversary thereof, provided that all such shares shall vest immediately upon the occurrence of certain specified events (each, an “Early Exercise Event”). The Warrants are exercisable, to the extent vested and unexercised, (1) in the case of certain of the Warrants, upon the earlier of the applicable vesting date or an Early Exercise Event, and prior to 11:59 p.m., New York City time, on October 25, 2032 (the “Warrant Termination Time”), at an exercise price of $0.01 per share of Common Stock, subject to certain adjustments (the “Exercise Price”), (2) in the case of certain of the Warrants, upon the earlier of the applicable vesting date or any later date, provided that the closing price of the Common Stock has exceeded $1.32 (as may be adjusted) for 20 of 30 consecutive trading days prior to such applicable vesting date or such later date, or an Early Exercise Event, and prior to the Warrant Termination Time, at the Exercise Price, and (3) in the case of certain of the Warrants, upon the earlier of the applicable vesting date or any later date, provided that the closing price of the Common Stock has exceeded $1.58 (as may be adjusted) for 20 of 30 consecutive trading days prior to such applicable vesting date or such later date, or an Early Exercise Event, and prior to the Warrant Termination Time, at the Exercise Price. The Warrants may also be exercised, in whole or in part, by means of a “cashless exercise” for a number of shares as determined in the Warrant Agreements. The Strategic Agreement also provides RXR FP with a right of first offer, should the Company undertake a debt financing or equity capital raise, subject to certain exceptions, to participate in such financing or capital raise.

Blocker Agreements

In connection with the execution of the aforementioned agreements, on October 26, 2022, the Company entered into a letter agreement with each of (i) RXR FP Investor LP and RXR FP Investor II LP, and (ii) RXR FP (each of the parties in (i) and (ii), a “Blocker Party,” and such letter agreements, collectively, the “Blocker Agreements”). The Blocker Agreements provide, among other things, that the Notes shall not be converted and the Warrants shall not be exercised, as applicable, to the extent that such conversion or exercise would cause a Blocker Party to beneficially own more than a specified threshold percentage (as may be increased or decreased by the applicable Blocker Party upon 61 days’ written notice) of the Common Stock outstanding immediately following such conversion or exercise.

WorxWell Acquisition

On December 1, 2021, the Company acquired certain assets associated with the WorxWell™ data analytics platform from RXR. In connection with such acquisition, the Company issued 2,000,000 shares of Common Stock and a warrant to purchase 1,000,000 shares of Common Stock to the seller.

Other than as described herein, there are no related person transactions in which Mr. Rechler has an interest requiring disclosure under Item 404(a) of Regulation S-K.

The foregoing descriptions of the Strategic Agreement, the Investment Agreement, the Indenture, the Warrant Agreements and the Blocker Agreements do not purport to be complete and are qualified in their entirety by the terms and conditions of the Strategic Agreement, the Investment Agreement, the Indenture, the Warrant Agreements and the Blocker Agreements, copies of which were filed as exhibits to the Company’s Current Report on Form 8-K filed on October 27, 2022.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIEW, INC.

By:	/s/ Bill Krause
	Name:	Bill Krause
	Title:	Chief Legal Officer

Dated: November 8, 2022